EXHIBIT 99.1

Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824	Tel (978) 262-2400 Fax (978) 262-2500 www.brooks.com

Brooks Automation Announces Pricing of Common Stock in Public Offering

CHELMSFORD, MA, December 11, 2003— Brooks Automation, Inc. (NASDAQ: BRKS), which delivers total automation for semiconductor manufacturing, today announced that on December 10, 2003 it priced an offering of 6,000,000 shares of its common stock at a price of $19.00 per share, for estimated net proceeds of the offering of $107.8 million. Brooks has granted to the underwriters in the offering a 30-day option to purchase up to an additional 900,000 shares of common stock solely to cover over-allotments, if any. All of the shares of common stock are being offered pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective in October 2003. Credit Suisse First Boston is acting as the lead manager for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained from the Prospectus Department of Credit Suisse First Boston LLC, One Madison Avenue, New York, New York, 10010, Telephone: (212) 325-2580 or from Brooks, Attention: Director of Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824, Telephone: (978) 262-2400.

About Brooks Automation

Brooks Automation (Nasdaq: BRKS) delivers automation solutions to the global semiconductor and related industries. The Company’s factory and tool automation hardware, software and professional services can manage every wafer, reticle and data movement in the fab, helping semiconductor manufacturers improve throughput and yield while reducing both cost and time to market. Brooks products and services are used in virtually every fab in the world. For more information, visit http://www.brooks.com.

This news release contains forward-looking statements regarding expectations as to the completion, timing and size of any public offering. A number of risks and uncertainties could cause actual events to differ from the Company’s expectations indicated by these forward-looking statements. These risks include successful closing with the underwriters, successful completion of the offering and other risks addressed in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its most recent Annual Report on Form 10-K for fiscal year ended September 30, 2003. Brooks does not undertake an obligation to update forward-looking statements.

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